Exhibit 10.7

AMENDMENT NO. 2

TO

THE 2007 EQUITY PARTICIPATION PLAN OF IDCENTRIX, INC.

WHEREAS, The 2007 Equity Participation Plan of iDcentrix, Inc. (the “Plan”) was adopted, effective as of May 1, 2007, as amended; and

WHEREAS, iDcentrix wishes to amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.      The first paragraph of the Plan is hereby amended by adding the following sentence at the end thereof:

“In connection with the consummation of the transactions contemplated by the Share Exchange Agreement made as of January 16, 2008 to which iDcentrix Inc. and Sterling Gold Corp. are parties, effective January 31, 2008, (i) iDcentrix, Inc. became a wholly owned subsidiary of Sterling Gold Corp., (ii) iDcentrix, Inc. assigned this Plan to Sterling Gold Corp. and (iii) Sterling Gold Corp. assumed this Plan. Sterling Gold Corp. subsequently changed its name to iDcentrix, Inc.”

2.      The first paragraph of Section 9.3(b) is hereby amended, effective May 1, 2007, by deleting the text after the phrase “action is appropriate” and replacing the text with “:”, so that the first paragraph of Section 9.3(b), as so amended, shall read in its entirety as follows:

“(b)           Subject to Section 9.3(d) hereof, in the event of any Corporate Transaction or other transaction or event described in Section 9.3(a) hereof or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Administrator in its discretion is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate:”

3.      Section 9.3(b)(vii) is hereby amended, effective May 1, 2007, by adding the following phrase at the beginning thereof:

“in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Administrator may provide either by the terms of an Option or Restricted Stock or other Award or by action taken prior to the occurrence of such event that,”

so that Section 9.3(b)(vii), as so amended, shall read in its entirety as follows:

“(vii)         in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Administrator may provide either by the terms of an Option or Restricted Stock or other Award or by action taken prior to the occurrence of such event that, in the event of any Corporate Transaction, each outstanding Option, and Restricted Stock Award shall, immediately prior to the Effective Date of the

Corporate Transaction, automatically become fully exercisable for all of the shares of Common Stock at the time subject to such rights or fully vested, as applicable, and may be exercised for any or all of those shares as fully-vested shares of Common Stock. However, an outstanding right shall not so accelerate if and to the extent: (A) such right is, in connection with the Corporate Transaction, either to be assumed by the successor or survivor corporation (or parent thereof) or to be replaced with a comparable right with respect to shares of the capital stock of the successor or survivor corporation (or parent thereof); or (B) the acceleration of exercisability of such right is subject to other limitations imposed by the Administrator at the time of grant. The determination of comparability of rights under clause (A) above shall be made by the Administrator, and its determination shall be final, binding and conclusive.”

Dated: April 11, 2008	iDcentrix, Inc.
	By:	/s/ Michael Harris
Bd Member

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